
                      HARDING LAWSON ASSOCIATES GROUP, INC.

                        Computation of Per Share Earnings
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                            Three Months Ended August 31,
                                                                          1997                       1996

PRIMARY
     Average shares outstanding                                            4,887                     4,892
     Net effect of dilutive stock options
         based on the treasury stock method
         in fiscal 1998 and the modified treasury
         stock method using the average market
         price in fiscal 1998                                                 41                        28
----------------------------------------------------------------------------------------------------------

         TOTAL                                                             4,928                     4,920
==========================================================================================================

     Net income                                                           $  920                    $  226
==========================================================================================================

     Net income per share                                                 $ 0.19                    $ 0.05
==========================================================================================================